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                                                                   Exhibit 10.18

October 8, 2001

Mr. Peter A. Derow
320 So. Bedford Road
Mt. Kisco, NY  10549

                            Re: Consulting Agreement
                            ------------------------

Dear Mr. Derow:

I am pleased to advise you that the Compensation Committee of our Board of Directors today approved your engagement as a consultant and, as consideration for your services and in anticipation of your election as a director at our Board's November meeting, the grant to you of a non-qualified option for 12,000 shares. A copy of the Committee's Action approving the consulting agreement and option is enclosed.

The terms of your consulting agreement are as follows:

..     You will, until February 8, 2003, provide six (6) consulting days of service to us, at our executive offices, on mutually convenient dates, reporting to the President/CEO. [You may also be available on other dates for short follow-up telephone consultations and conferences.]

..     As compensation for the consulting services described above, we will issue to you the option approved by our Compensation Committee.

..     The option is enclosed. Pursuant to our Compensation Committee's Action, it is subject to and conditional upon your execution of this agreement, your providing the consulting services required thereby, and your election and serving as a director. Moreover, pursuant to our form of option, it becomes exercisable in installments (as provided for therein) at $ 7.09 per share (today's closing market price), and it expires in five years or, if earlier, 90 days after you are no longer a consultant or director.

..     We will also reimburse you for your reasonable out-of-pocket expenses incurred as our consultant.

..     We may ask you to provide consulting services, in addition to the services provided for above. Subject to your availability due to prior commitments, you will provide such services. We will compensate you for such services at the rate of $1,500 per day.

If the above sets forth all the terms relating to your consulting services and our compensation for the services, please sign and return a copy of this letter. The terms may not be changed other than by a signed writing.

Sincerely,                                Accepted:


                                             /s/ Peter A. Derow
                                          ---------------------------------
Linda M. Autore                           Peter A. Derow          Date:
President & Chief Executive Officer
Moore Medical Corp.

cc:   Robert H. Steele, Chairman of the Board